Exhibit 2.3

FIRST AMENDMENT

TO

AGREEMENT AND PLAN OF MERGER

This First Amendment to Agreement and Plan of Merger is entered into as of the 28th day of November, 2012 (this “Amendment”), by and among PERMIAN MUD SERVICE, INC., a Texas corporation (the “Company”), ECOLAB INC., a Delaware corporation (“Parent”), OFC TECHNOLOGIES CORP., a Texas corporation and wholly owned subsidiary of Parent (“Merger Subsidiary”), and John W. Johnson, Steven J. Lindley and J. Loren Ross, solely in their capacity as the Representatives.

Recitals:

WHEREAS, the parties hereto (the “Parties”) entered into that certain Agreement and Plan of Merger, dated as of October 11, 2012 (the “Agreement”);

WHEREAS, Parent desires to have the Company establish a retention bonus program (the “Retention Bonus Program”) for certain designated employees of the Company and its subsidiaries which Retention Bonus Program would be independent of, and in addition to, the Bonus Plan referenced in Section 6.2 of the Agreement; and

WHEREAS, Parent and the Company have agreed to establish the Retention Bonus Program and that any and all costs associated with the Retention Bonus Program will be paid by the Company after the closing of the transaction contemplated in the Agreement and shall be borne indirectly by Parent through Parent’s ownership of the Company;

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and or other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

1.                                      Recitals; Definitions. The recitals set forth above are true and correct and are incorporated herein by this reference. Capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Agreement.

2.                                      Amendments.

(a)                                 The Agreement is hereby amended to add a new Section 6.14 which reads as follows:

“6.14                  Retention Bonus Program.

(a)         The Company shall as soon as reasonably practicable after the date hereof send a retention bonus offer letter substantially in the form attached hereto as Exhibit I (the “Retention Bonus Offer Letter”) to those individuals set forth on Schedule 6.14 (each a “Retention Bonus Participant” and collectively the “Retention Bonus Participants”) offering to pay such Retention Bonus Participant the retention bonus set forth opposite such Retention Bonus Participant’s name on Schedule 6.14 (each a “Retention Bonus Payment” and collectively, the “Retention Bonus Payments”), in each case subject to the terms and conditions set forth in the Retention Bonus Offer Letter.

(b)         The Retention Bonus Payments and the payment by the Company of any Retention Bonus Payment to any Retention Bonus Participant shall be independent of and in addition to any payment that will be made by the Company to the Retention Bonus Participant pursuant to the Bonus Plan.

(c)          Notwithstanding any term set forth in this Agreement to the contrary (including the definitions of Current Assets and Current Liabilities herein), the Retention Bonus Payments set forth on Schedule 6.14 shall not:

(i)                                     be reflected on the Closing Balance Sheet or included in the calculation of Estimated Cash, Estimated Debt, Estimated Closing Tax Amount or the amount of any Estimated Working Capital Surplus or Estimated Working Capital Deficiency;

(ii)                                  be reflected on the Final Balance Sheet or included in the calculation of Closing Cash, Closing Debt, Closing Tax Amount, Closing Working Capital or the amount of any Closing Working Capital Surplus or Closing Working Capital Deficiency;

(iii)                               form the basis for any Objection Notice;

(iv)                              under any circumstances be deducted, or form the basis of any deduction, from the Closing Merger Consideration; and

(v)                                 constitute an update to the Company Disclosure Schedules and the amount thereof shall not be applied towards the Basket or the Special Deductible.”

(b)                                 The Agreement is hereby amended to add a new Exhibit I in the form attached as Exhibit I hereto.

(c)                                  The Agreement is hereby amended to add a new Schedule 6.14 in the form attached as Schedule 6.14 hereto.

3.                                      References. All references to the Agreement in any document, instrument, agreement, or writing delivered pursuant to the Agreement (as amended hereby) shall hereafter be deemed to refer to the Agreement as amended hereby.

4.                                      Miscellaneous Provisions. The provisions of Article XI of the Agreement are incorporated herein by this reference as if set out fully herein and shall apply in all respects to this Amendment.

5.                                      Counterparts. This Amendment may be executed in any number of counterparts and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement. Any signature hereto delivered by a party hereto by facsimile transmission shall be deemed an original signature hereto.

6.                                      Ratification. The terms and conditions of the Agreement, as amended hereby, are hereby ratified, confirmed and approved in their entirety by the Parties, shall continue in full force and effect and are enforceable in accordance therewith.

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first above written.

COMPANY:

PERMIAN MUD SERVICE, INC.

By:	/s/Steven J. Lindley
Name:	Steven J. Lindley
Title:	President

PARENT:

ECOLAB INC.

By:	/s/Douglas M. Baker, Jr.
Name:	Douglas M. Baker, Jr.
Title:	Chairman and Chief Executive Officer

MERGER SUBSIDIARY:

OFC TECHNOLOGIES CORP.

By:	/s/Douglas M. Baker, Jr.
Name:	Douglas M. Baker, Jr.
Title:	Chief Executive Officer

REPRESENTATIVES:

/s/John W. Johnson
John W. Johnson, as a Representative

/s/Steven J. Lindley
Steven J. Lindley, as a Representative

/s/J. Loren Ross
J. Loren Ross, as a Representative

EXHIBITS

Exhibit I	Retention Bonus Offer Letter

Schedule 6.14	Retention Bonus Payments

Ecolab undertakes to furnish supplementally a copy of the foregoing omitted exhibits and schedules to the Commission upon request.